Exhibit 21.1

List of Subsidiaries of Registrant

BioLargo Life Technologies, Inc., a California Corporation

Odor-No-More, Inc., a California Corporation

Clyra Medical Technologies, Inc., a California Corporation*

BioLargo Water USA, Inc., a California Corporation

BioLargo Water, Inc., a Canadian Corporation

BioLargo Development Corp., a California Corporation

BioLargo Maritime Solutions, Inc., a California Corporation

BioLargo Engineering, Science & Technologies, LLC, a Tennessee limited liability company